EXHIBIT 10.28
Letter Agreement
January 30, 2011
William E. Sullivan
c/o ProLogis
4545 Airport Way
Denver, CO 80239
          Re:      Continuing Employment; Executive Protection Agreement
Dear Bill:
          This letter sets forth our agreement with respect to certain aspects of your employment following the consummation of the transactions contemplated by the Agreement and Plan of Merger by and among AMB Property Corporation, AMB Property, L.P., ProLogis, Upper Pumpkin LLC, New Pumpkin Inc. and Pumpkin LLC, dated as of January 30, 2011 (the “Merger Agreement”), and serves to amend the Executive Protection Agreement between you and ProLogis dated as of December 31, 2008 (the “Executive Protection Agreement”). Any amendment to your Executive Protection Agreement is made in connection with, conditioned upon, and subject to the consummation of, the transactions contemplated by the Merger Agreement. Capitalized terms used and not defined in this letter shall have the meanings ascribed to them in the Executive Protection Agreement.
          1.      Paragraphs 1 and 2, respectively, of the Executive Protection Agreement are hereby amended to read as follows:
          “1.      Term of Agreement. The ‘Term’ of this Agreement shall commence at the Topco Effective Time (as defined in the Agreement and Plan of Merger by and among AMB Property Corporation, AMB Property, L.P., ProLogis, Upper Pumpkin LLC, New Pumpkin Inc. and Pumpkin LLC, dated as of January 30, 2011 (the “Merger Agreement”)) and shall continue until December 31, 2012 at which time it will expire.”
          2.      Employment After a Change in Control. If the Executive is in the employ of the Trust at the Topco Effective Time, the Trust hereby agrees to continue the Executive in its employ for the period commencing on the Topco Effective Date and ending on the last day of the Term of this Agreement. During the period of employment described in the foregoing provisions of this paragraph 2 (the ‘Employment Period’), the Executive shall hold such position with the Trust and exercise such authority and perform such executive duties as are commensurate with his position, authority and duties immediately prior to the Employment Period. The Executive agrees that during the Employment Period he shall devote his full business time exclusively to the executive duties described herein and perform such duties faithfully and efficiently; provided, however, that nothing in this Agreement shall prevent the Executive from voluntarily resigning from employment upon no less than 15 days’ advance written notice to the Trust under circumstances that do not constitute a Termination (as defined in paragraph 5).”
          3.      Paragraph 3 of the Executive Protection Agreement is hereby amended by adding the following as the last sentence thereof:
“Notwithstanding any other provision of this Agreement, the Topco Merger (as defined in the Merger Agreement) shall be treated as a Change in Control for all purposes of this Agreement.”
          4.      Subparagraph 5(c) of the Executive Protection Agreement is hereby amended to read as follows:
           “(c)      The Executive and the Company acknowledge that, as a result of the Topco Merger, the Executive will experience a substantial adverse alteration in the nature of his status or responsibilities from those in effect immediately prior to the Topco Merger and will, therefore have experienced “Good Reason” for purposes of the Agreement. The Executive has agreed to resign his employment on or prior to the end of the Term of the Agreement and if his employment terminates by reason of such resignation upon no less than 30 days’ advance written notice, he shall be considered to have a ‘Constructive Discharge’ for purposes of the Agreement.”
          5.      Subparagraph 6(c) of the Executive Protection Agreement shall be amended to read as follows:
           “(c)      Any awards granted under the ProLogis 1997 Long Term Incentive Plan, the ProLogis 2006 Long Term Incentive Plan or under any other incentive or other plan that are held by the Executive on the date of the Termination shall vest and shall be exercisable or payable in accordance with their terms; provided, however, that any awards that are made immediately after the Topco Effective Time in connection with the Topco Merger, which the parties have agreed will be time vested ratably over three years (at a rate of 1/3 on each anniversary of grant), and which are not vested as of the date of the Termination shall not be subject to the foregoing provisions of this subparagraph 6(c) but rather shall vest and shall be exercisable or payable only with respect to a pro rata portion of the tranche of the award scheduled to vest in the year in which the date of Termination occurs, determined based on the period elapsed from the immediately preceding vesting date.”
          6.      Paragraph 16 of the Executive Protection Agreement is hereby amended by adding the following as the last sentence thereof:
“Notwithstanding any other provision of this Agreement to the contrary, as of the Topco Effective Time, the Surviving Corporation (as defined in the Merger Agreement) shall assume all of the Trust’s rights, powers, duties and obligations under this Agreement and shall be substituted for the Trust hereunder for all purposes.”

          7.      Except as expressly provided herein, all of the terms and conditions of the Executive Protection Agreement shall remain in full force and effect without modification.
          Please acknowledge your understanding of and agreement to the provisions of this letter (including the amendments to your Executive Protection Agreement as set forth herein) by signing this letter in the space provided below and returning a copy to the undersigned. This letter may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Sincerely yours,

By:
Name:

Title:
Agreed to and acknowledged
as of the ___ day of January, 2011

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